Exhibit 10.59

NOTICE OF GRANT OF STOCK OPTION AND OPTION AGREEMENT	CALLAWAY GOLF COMPANY ID: 95-3797580 2180 RUTHERFORD ROAD CARLSBAD, CA 92008

GEORGE FELLOWS	PLAN: 2004 EQUITY INCENTIVE PLAN

1. Grant of Option. Effective August 1, 2005 (“Effective Date”), you have been granted a Non-qualified Stock Option (“Option”) to buy shares of Callaway Golf Company (the “Company”) common stock upon the following terms:

SHARES	EXERCISE PRICE	SCHEDULED VESTING DATE	SCHEDULED EXPIRATION DATE
133,334	$14.93	August 1, 2006	August 1, 2015
133,333	$14.93	August 1, 2007	August 1, 2015
133,333	$14.93	August 1, 2008	August 1, 2015

The Option is granted to you pursuant to the terms and conditions of this Notice of Grant of Stock Option and Option Agreement (this “Agreement”), and the Company’s 2004 Equity Incentive Plan (as amended and restated from time to time, the “Plan”), the provisions of which Plan are by this reference incorporated in this Agreement. In the event of any conflict between the provisions of the Plan and the provisions of this Agreement, the provisions of the Plan shall be controlling. The Company has provided you with a copy of the Plan.

The exercise price must be paid in the form of cash, unless otherwise determined by the Board of Directors or Committee administering the plan (“Committee”) in their sole discretion. Upon exercise of the Option, you must pay in the form of a check or cash or other cash equivalents to the Company any such additional amount as the Company determines that it is required to withhold under applicable laws in respect of such exercise; provided that you may satisfy such withholding obligation by authorizing the Company to withhold from the shares otherwise issuable to you upon the exercise of the Option that number of shares having an aggregate Fair Market Value (as defined in the Plan), determined as of the date the withholding tax obligation arises, equal to the amount of the total withholding tax obligation; provided, however, that, the number of shares so withheld shall not have an aggregate Fair Market Value in excess of the minimum required withholding.

2. Vesting. Subject to Section 3 (Term and Termination) and Section 4 (Cancellation, Forfeiture and Rescission) of this Agreement, and subject to the accelerated vesting provisions, if any, set forth in any employment agreement between you and the Company or its subsidiary, as the same may be amended, modified, extended or renewed from time to time, the Option shall vest in accordance with the vesting schedule set forth above. The Committee may in its discretion accelerate the vesting schedule (in which case it may impose whatever conditions it considers appropriate on the accelerated portion). In addition, the entire Option shall vest and become exercisable immediately prior to any Change in Control, if you are an employee of the Company or its subsidiary at that time, provided, however, that the Board of Directors, or appropriate committee thereof, in its sole discretion, may provide that such Option does not vest and become exercisable immediately prior to any such Change in Control, and instead provide that the Option shall be assumed or that an equivalent option or right shall be substituted by a successor company, in which case the amount and price of such assumed or substituted option shall be determined by adjusting the amount and price of the Option consistent with the terms of the transaction giving rise to the Change in Control. For purposes hereof, “Change in Control” shall have the meaning set forth in Exhibit A attached hereto.

3. Term and Termination. Subject to Section 4 (Cancellation, Forfeiture and Rescission) hereof, the Option shall expire on the earlier of (i) the scheduled expiration date set forth above or (ii) in the case of an Option that has vested, one (1) year from the date on which you cease to be an employee or consultant of the Company or its subsidiary for any reason including death. Subject to Section 2 (Vesting), if you cease for any reason to be an employee of the Company or its subsidiary, that portion of the Option which has not yet vested shall be terminated.

4. Cancellation, Forfeiture and Rescission.

(a) If during your employment or during any period thereafter that you are receiving Special Severance from the Company, you directly or indirectly disclose or misuse any confidential information or trade secrets of the Company then:

(1) any unexercised portion of the Option is automatically cancelled as of the date you first committed the act or acts described above (the “Cancellation Date”); and

(2) any exercise of all or any portion of the Option exercised on or after the Cancellation Date or during the “Look-Back Period” preceding the Cancellation Date shall be rescinded, and you shall be required to pay to the Company, within ten days of receiving written notice from the Company, the amount of any gain realized as the result of any such rescinded exercise (the “Option Gain”).

The Company shall notify you in writing of any such rescission within two years of any such exercise. If you are still an employee on the Cancellation Date, the “Look-Back Period” is ninety days. If you are no longer an employee on the Cancellation Date, the “Look-Back Period” is the longer of ninety days or the number of days elapsed from the date of termination of your employment to the Cancellation Date. For purposes of this Agreement, an “indirect” use of the Company’s confidential information or trade secrets shall be presumed to have occurred if you take a comparable position with a competitor in which case you shall have the burden of proving that no use or disclosure of confidential information or trade secrets occurred or will occur. For purposes of this Agreement, and in the absence of proof of actual gain on the date of exercise, “Option Gain” shall mean the New York Stock Exchange closing price on the date of exercise minus the exercise price of the Option, multiplied by the number of shares you purchased upon the exercise, without regard to any subsequent market price decrease or increase.

(b) In lieu of paying to the Company any Option Gain required to be paid to Company pursuant to this Section 4, you may return to the Company the number of shares purchased upon exercise of the Option. You hereby agree that the Company may set off against any amount the Company may now or hereafter owe you the amount of any Option Gain required to be paid by you to Company under this Section 4. This Section 4 does not limit any other legal or equitable remedy available to the Company. As a condition of each exercise of all or any portion of the Option, you will be required to certify to the Company on a form of notice of exercise acceptable to the Company that you have not committed any of the acts described in paragraph (a) above.

You acknowledge that you have read each provision of this Section 4 and have had an opportunity to ask questions with respect to this Section. You acknowledge that you understand that the Company is granting the Option subject to the terms of this Section 4.

                     (Optionee)

5. Severability. The provisions of this Agreement shall be deemed to be severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or any circumstance, is held to be invalid or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severed, and in lieu thereof there shall automatically be added as part of this Agreement a suitable and equitable provision in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision.

6. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware and applicable federal law.

7. Arbitration.

(a) You and the Company agree that any dispute, controversy or claim arising hereunder or in any way related to this Agreement, its interpretation, enforceability, or applicability, that cannot be resolved by mutual agreement of the parties shall be submitted to binding arbitration. You and the Company also agree that arbitration is the parties’ only recourse for such claims and hereby waive the right to pursue such claims in any other forum, unless otherwise provided by law. Any court action involving a dispute which is not subject to arbitration shall be stayed pending arbitration of arbitrable disputes.

(b) You and the Company agree that the arbitrator shall have the authority to issue provisional relief. You and the Company further agree that each has the right to apply to a court for a provisional remedy in connection with an arbitrable dispute so as to prevent the arbitration from being rendered ineffective.

(c) Any demand for arbitration shall be in writing and must be communicated to the other party prior to the expiration of the applicable statute of limitations.

(d) The arbitration shall be conducted pursuant to the procedural rules stated in the National Rules for Resolution of Employment Disputes of the American Arbitration Association (“AAA”). The arbitration shall be conducted in San Diego by a former or retired judge or attorney with at least 10 years experience in employment-related disputes, or a non-attorney with like experience in the area of dispute, who shall have the power to hear motions, control discovery, conduct hearings and otherwise do all that is necessary to resolve the matter. You and the Company must mutually agree on the arbitrator. If the parties cannot agree on the arbitrator after their best efforts, an arbitrator from the American Arbitration Association will be selected pursuant to the American Arbitration Association National Rules for Resolution of Employment Disputes. The Company shall pay the costs of the arbitrator’s fees.

(e) The arbitration will be decided upon a written decision of the arbitrator stating the essential findings and conclusions upon which the award is based. The arbitrator shall have the authority to award damages, if any, to the extent that they are available under applicable law(s). The arbitration award shall be final and binding, and may be entered as a judgment in any court having competent jurisdiction. Either party may seek review pursuant to the Federal Arbitration Act.

(f) It is expressly understood that the parties have chosen arbitration to avoid the burdens, costs and publicity of a court proceeding, and the arbitrator is expected to handle all aspects of the matter, including discovery and any hearings, in such a way as to minimize the expense, time, burden and publicity of the process, while assuring a fair and just result. The arbitrator shall allow reasonable discovery, but shall control the amount and scope of discovery.

(g) The provisions of this Section 7 shall survive the expiration or termination of the Agreement, and shall be binding upon the parties.

THE PARTIES HAVE READ SECTION 7 AND IRREVOCABLY AGREE TO ARBITRATE ANY DISPUTE IDENTIFIED ABOVE.

                     (Optionee)

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the Effective Date.

CALLAWAY GOLF COMPANY		George Fellows

By:	/s/ Ronald S. Beard	/s/ George Fellows
Ronald S. Beard Chairman

EXHIBIT A

A “Change in Control” means the following and shall be deemed to occur if any of the following events occurs:

(a) Any person, entity or group, within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) but excluding the Company and its subsidiaries and any employee benefit or stock ownership plan of the Company or its subsidiaries and also excluding an underwriter or underwriting syndicate that has acquired the Company’s securities solely in connection with a public offering thereof (such person, entity or group being referred to herein as a “Person”) becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either the then outstanding shares of Common Stock or the combined voting power of the Company’s then outstanding securities entitled to vote generally in the election of directors; or

(b) Individuals who, as of the effective date hereof, constitute the Board of Directors of the Company (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors of the Company, provided that any individual who becomes a director after the effective date hereof whose election, or nomination for election by the Company’s shareholders, is approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered to be a member of the Incumbent Board unless that individual was nominated or elected by any Person having the power to exercise, through beneficial ownership, voting agreement and/or proxy, 20% or more of either the outstanding shares of Common Stock or the combined voting power of the Company’s then outstanding voting securities entitled to vote generally in the election of directors, in which case that individual shall not be considered to be a member of the Incumbent Board unless such individual’s election or nomination for election by the Company’s shareholders is approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board; or

(c) Consummation by the Company of the sale, lease, exchange or other disposition (in one transaction or a series of related transactions) by the Company of all or substantially all of the Company’s assets or a reorganization or merger or consolidation of the Company with any other person, entity or corporation, other than

(i) a reorganization or merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto (or, in the case of a reorganization or merger or consolidation that is preceded or accomplished by an acquisition or series of related acquisitions by any Person, by tender or exchange offer or otherwise, of voting securities representing 5% or more of the combined voting power of all securities of the Company, immediately prior to such acquisition or the first acquisition in such series of acquisitions) continuing to represent, either by remaining outstanding or by being converted into voting securities of another entity, more than 50% of the combined voting power of the voting securities of the Company or such other entity outstanding immediately after such reorganization or merger or consolidation (or series of related transactions involving such a reorganization or merger or consolidation), or

(ii) a reorganization or merger or consolidation effected to implement a recapitalization or reincorporation of the Company (or similar transaction) that does not result in a material change in beneficial ownership of the voting securities of the Company or its successor; or

(d) Approval by the shareholders of the Company or an order by a court of competent jurisdiction of a plan of complete liquidation or dissolution of the Company.

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